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                                                                      EXHIBIT 12
1

STATEMENTS RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES--
UNAUDITED(a)
Sun Company, Inc. and Subsidiaries

(Millions of Dollars Except Ratios)
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
                                        For the Years Ended December 31
                                    ---------------------------------------
                                     1996   1995(b) 1994(b) 1993(b) 1992(b)
                                     ----   ----    ----    ----    ----
Fixed Charges:
  Consolidated interest cost and
   debt expense                     $  79   $ 98    $ 83    $ 68   $  79
  Interest cost and debt expense
   of operations held for sale          8     16      22       8      --
  Interest allocable to rental
   expense(c)                          32     34      34      29      31
                                    -----   ----    ----    ----   -----
  Total                             $ 119   $148    $139    $105   $ 110
                                    =====   ====    ====    ====   =====
Earnings:
  Consolidated income (loss) from
   continuing operations before
   income tax expense (benefit)
   and cumulative effect of change
   in accounting principle          $(408)  $(47)   $(69)   $123   $(133)
  Minority interest in net income
   of subsidiaries having fixed
   charges                             --      2       9       2       2
  Proportionate share of income
   tax expense of 50 percent
   owned but not controlled
   affiliated companies                 5      4       3       3       2
  Equity in income of less than
   50 percent owned affiliated
   companies                          (16)   (10)     (7)     (6)     (5)
  Dividends received from less
   than 50 percent owned affiliated
   companies                            6      5       5       5       4
  Fixed charges                       119    148     139     105     110
  Interest capitalized                 (3)    (4)    (12)     (7)     (2)
  Amortization of previously
   capitalized interest                 9     14      23       5       1
                                    -----   ----    ----    ----   -----
  Total                             $(288)  $112    $ 91    $230   $ (21)
                                    =====   ====    ====    ====   =====
Ratio of Earnings to Fixed Charges    N/A(d) .76(d)  .65(d) 2.19     N/A(d)
                                      ===    ===     ===    ====     ===

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(a) The consolidated financial statements of Sun Company, Inc. and subsidiaries contain the accounts of all subsidiaries that are controlled (generally more than 50 percent owned) except those accounted for as investments held for sale or discontinued operations. Prior to the fourth quarter of 1993, coal and real estate operations were accounted for as discontinued operations and, accordingly, were
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2

    excluded from the computation of the ratio of earnings to fixed charges. Effective in the fourth quarter of 1993, coal and real estate operations and their results of operations are included in continuing operations. Accordingly, beginning October 1, 1993, coal and real estate operations are included in the computation of the ratio of earnings to fixed charges. (See
    Note 2 to the Consolidated Financial Statements in the Company's 1996 Annual Report to Shareholders.) Affiliated companies over which the Company has the ability to exercise significant influence but that are not controlled (generally 20 to 50 percent owned) are accounted for by the equity method.

(b) Restated to exclude amounts related to international production and Canadian upstream petroleum operations as these operations are now presented as discontinued operations. (See Note 2 to the Consolidated Financial Statements in the Company's 1996 Annual Report to Shareholders.)

(c) Represents one-third of total operating lease rental expense which is that portion deemed to be interest.

(d) Earnings are inadequate to cover fixed charges by $407, $36, $48 and $131 million in 1996, 1995, 1994 and 1992, respectively, due largely to $356, $93, $54 and $163 million pretax provisions for write-down of assets and other matters. (See Note 2 to the Consolidated Financial Statements in the Company's 1996 Annual Report to Shareholders.)